Exhibit 99.4

CONSENT OF Keefe, Bruyette & Woods, Inc.

We hereby consent to the inclusion of our opinion letter, dated May 6, 2013, to the Board of Directors of BFC Financial Corporation as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of BFC Financial Corporation filed with the Securities and Exchange Commission on or about the date hereof relating to the proposed merger of BBX Capital Corporation with and into a wholly owned subsidiary of BFC Financial Corporation and to the references to our firm and our opinion, including the quotations from, and summarizations of, our opinion, contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

Date: July 19, 2013